Exhibit 99.1

VIVUS Announces 1-for-10 Reverse Stock Split

CAMPBELL, Calif., September 10, 2018 (GLOBE NEWSWIRE) — VIVUS, Inc. (Nasdaq:VVUS) (the “Company”), a biopharmaceutical company, announced today that the Company’s stockholders approved a reverse stock split. Effective September 10, 2018, the Company will enact a 1-for-10 reverse stock split of its common stock with shares trading on a split-adjusted basis on September 11, 2018.

“The 1-for-10 ratio was determined following an analysis of over 700 companies that effected a reverse split from 1998 to 2018. Based on this analysis, we determined that the 1-for-10 ratio would position VIVUS with the appropriate liquidity associated with listing shares on a major U.S. exchange and is critical for the continued execution of our strategic plan to return VIVUS to profitability and establish a sustainable business that creates value for stockholders and patients,” said John Amos, Chief Executive Officer at VIVUS. “In addition, this reverse stock split is a necessary step to allow VIVUS to meet the requirements for continued listing on The Nasdaq Stock Market.”

Stockholders approved the reverse stock split at the 2018 Annual Meeting of Stockholders on September 7, 2018, and on the same day, VIVUS’ Board of Directors approved the implementation of the reverse stock split and the ratio of 1-for-10.

Shares of VIVUS common stock will trade on a post-split basis beginning on September 11, 2018. The Company’s ticker symbol, VVUS, will remain unchanged. The new CUSIP number for VIVUS’ common stock post-reverse split will be 928551 308.

At the effective time of the reverse stock split, every 10 shares of VIVUS issued and outstanding common stock will automatically be combined and converted into 1 issued and outstanding share of common stock without any change in the par value of the shares. This will reduce the outstanding shares of common stock of VIVUS from approximately 106 million to approximately 10.6 million. Proportional adjustments will also be made to the shares issuable in connection with VIVUS’ outstanding stock options, restricted stock units, warrants and convertible securities.

Proportionate voting rights and other rights of stockholders will not be affected by the reverse stock split, other than as a result of the rounding up of fractional shares. Please direct any questions you might have regarding the reverse stock split to your broker or the Company’s stock transfer agent, Computershare Investor Services, by calling 877-373-6374 (Toll Free) or +1 (781) 575-3120 (Toll).

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs. For more information about the Company, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to potential change in our business strategy to enhance long-term stockholder value; risks and uncertainties related to our ability to address or potentially reduce the outstanding balance of our convertible notes due in 2020; risks and uncertainties related to our expected future revenues, operations and expenditures; risks and uncertainties related to our ability to identify and acquire development and cash flow generating assets; risks and uncertainties related to the timing of initiation and completion of the post-approval clinical studies required as part of the approval of Qsymia by the U.S. Food and Drug Administration, or FDA; risks and uncertainties related to the response from FDA to any data and/or information relating to post-approval clinical studies required for Qsymia; risks and uncertainties related to our ability to work with FDA to significantly reduce or remove the requirements of the clinical post-approval cardiovascular outcomes trial, or CVOT; and risks and uncertainties related to our ability to regain and retain compliance with Nasdaq listing requirements. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2017 as filed on March 14, 2018, and as amended by the Form 10-K/A filed on April 26, 2018, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar Partners
Mark Oki	David Carey
Chief Financial Officer	Managing Director
oki@vivus.com	dcarey@lazarpartners.com
650-934-5200	212-867-1768